EXHIBIT 10.16

LEASEHOLD ACQUISITION AND DEVELOPMENT OPTION AGREEMENT

STATE:	Utah

OPTIONOR:	Heavy Sweet Oil LLC (“HSO” and “Optionor”) 1090 Center Dr Park City, UT 84098

OPTIONEE:	Lafayette Energy Corp (“LEC” or “Optionee”) 383 Corona St. #635 Denver, CO 80218

EFFECTIVE DATE: November 13, 2023

WHEREAS, HSO holds certain tar sands production leases in the State of Utah described in Exhibit A (the “Leases”) on certain properties described in Exhibit A (the “Property”), and is offering a 30% production share (“Proportionate Production Share”) to LEC in the Leases and HSO’s initial 960 acre drilling and production program, per the Asphalt Ridge Development Plan attached hereto as Exhibit B (the “Development Plan”), and additional rights as set forth herein;

WHEREAS, Optionor desires to grant Optionee, named above, the option (the “Option”) to acquire a Proportionate Production Share interest in the Leases, and certain additional leases, and participate in the development of the same, as set forth herein; and

WHEREAS, Optionor and the Optionee may each be referred herein as a “Party,” and together the “Parties” to Leasehold Acquisition and Development Option Agreement (this “Agreement”).

NOW, THEREFORE, in consideration for the covenants, and agreements made by the Parties hereto, the Parties hereby agree as follows:

1. Option and Operations.

a. Option Period and Purchase Price. Optionor grants Optionee, for a term of nine (9) months from the Effective Date (the “Option Period”), the exclusive right, but not the obligation, to acquire a Proportionate Production Share interest in the Leases in exchange for consideration valued at $3,000,000 (the “Purchase Price”), which may be invested in tranches by Optionee, payable to Optionor for the purposes of executing the Development Plan and acquisition of interests in the Leases by Optionee. The initial tranche closing (the “Initial Closing”), if the Option is exercised by Optionee, shall be during the Option Period, with additional closings (each, a “Closing”) occurring as soon as practical thereafter. At each Closing the Parties will enter into a mutually-agreeable form of assignment to transfer the Lease interests from Optionor to Optionee purchased at such Closing. As each Closing is consummated with consideration paid by Optionee to Optionor, Optionee shall earn a percentage of ownership of the Leases calculated as follows, subject to a maximum 30% interest in the Leases and $3,000,000 total Purchase Price paid in all Closings:

Leasehold % = Consideration Paid  x 30%

       Purchase Price

For example, if Optionee pays $1,000,000 of the Purchase Price at the Initial Closing, then it will receive a 10% interest in the Leases (($1,000,000 / $3,000,000) *30%)). Optionor shall apply 100% of the Purchase Price paid by Optionee to performance of engineering, procurement, operations, sales and logistics in accordance with the Development Plan through its partner, Valkor Oil & Gas LLC, as the named operator.

b. Operations and Reporting. The operator shall be Valkor Oil & Gas LLC. All production and operating reports will be copied upon receipt by Optionor to Optionee. In order to fulfill Optionee’s audit requirements, the books and records of Optionor will be open and available to Optionee upon request.

c. Hedging, Etc. Optionee reserves the right to sell, encumber, hedge or otherwise dispose of its Proportionate Production Share at its discretion.

d. Capital Calls and Funding. All additional development capital is expected to be secured through a Reserve Base Lending facility (the “RBL”) secured by Optionor and will be made available for Optionee’s participation in its sole discretion. If the RBL does not cover all subsequent capital costs, Optionor will fund the project as required to complete the first three phase one wells through-the-tanks and maintain operations as necessary up to a maximum $5,000,000, and then each of Optionee and Optionor will fund operations and development proportionately according to their ownership interests thereafter. All net proceeds disbursed to Optionor under the RBL shall be used solely to fund direct and indirect costs and expenses for drilling and related exploration and development expenses on the Property. The initial target is 3 wells as set forth in the Development Plan. Thereafter, the Parties will work together to fund further well development.

e. Option Shares. As consideration for agreeing to the Option, within thirty (30) days following the Effective Date, Optionee shall issue to Optionor a number of shares of restricted common stock of Optionee equal to 19.9% of Optionee’s then-issued and outstanding shares of common stock immediately following the issuance thereof (the “Option Shares”), currently estimated to be 2,688,000 shares of common stock based on the Optionee’s 10,753,712 currently issued and outstanding shares of common stock. The Option Shares shall be subject to the terms of a Restricted Stock Agreement to be executed by Optionor at the time of issuance of the Option Shares, and shall provide that in the event (i) the Optionee does not fund its Option with Optionor within twelve (12) months of the Effective Date (the “LEC IPO”), or (ii) the LEC IPO is consummated within twelve (12) months of the Effective Date, but the Leases fail to achieve a total of at least 100 barrels per day of oil produced net to Optionee’s interest over a consecutive 30 day period post-development operations as set forth in the Development Plan, within two (2) years following the Effective Date, the Option Shares shall be cancelled and forfeited by the Optionor. Until vested in full, the Option Shares shall be held in escrow by Optionee and only released to Optionor upon vesting. While held in escrow, the Optionor will have the right to vote such Option Shares, and the right to any cash dividends which are paid on such Option Shares, but will not have the right to transfer such Option Shares until vested.

f. Right of First Refusal. The Parties agree and acknowledge that HSO has entered into a Leasehold Acquisition and Development Option Agreement (the “TRIO Option”) with similar terms and conditions with TRIO Petroleum Corp (“TRIO”), pursuant to which HSO has granted an option (the “TRIO Option”) to TRIO to acquire up to a 20% production share (the “TRIO Proportionate Share”) to TRIO on substantially the same terms and conditions as set forth herein, with the exception that TRIO is not required to issue to HSO shares of restricted common stock of TRIO as additional consideration at the Initial Closing.

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The Parties hereto agree that, to the extent TRIO does not fully exercise the TRIO Option, LEC shall have the exclusive right, in its sole discretion, to acquire some or all of the TRIO Proportionate Share from HSO for cash on the same terms and conditions as set forth in this Agreement with respect to TRIO’s acquisition of the TRIO Proportionate Share, i.e., up to $2,000,000 cash for the full 20% TRIO Proportionate Share, proportionately reduced in the event TRIO elects not to purchase the full TRIO Proportionate Share from HSO. To the extent TRIO elects to acquire some or all of the TRIO Proportionate Share from HSO, (i) LEC’s Proportionate Production Share as defined hereunder shall be correspondingly increased by the TRIO Proportionate Share acquired by LEC, and (ii) LEC’s Expansion Option (as defined below) shall be correspondingly increased to reflect LEC’s increased Proportionate Production Share.

g. Expansion Option. Subject to conventional, industry standard force majeure circumstances (including but not limited to acts of God, lack of materials and/or drilling equipment, etc.), upon the earlier of i) successful drilling and completion of fifty (50) or more wells that are put on production under this Agreement; or ii) two years from the Effective Date of this Agreement. Optionee shall have the right, but not the obligation, to expand its position in the leasehold area under this Agreement by acquiring its Proportionate Production Share of leasehold rights from Optionor in the Property covering up to an additional 1,920 Acres held under SITLA Lease ML 53805 (which lease, if an interest in acquired therein by Optionee, shall become a “Lease” hereunder). If Optionee elects to exercise this expansion option (the “Expansion Option”), Optionee shall notify Optionor in writing (email acceptable) and deliver to Optionor as consideration for the acquisition the amount of $3,000 per net acre ($5,760,000 for 1,920 acres)(the “Expansion Option Value”) for a 30% working interest to be acquired by Optionee, with consideration payable in the form of cash, unless otherwise mutually agreed by the parties. The Expansion Option may only be exercised by Optionee for a two (2) year period commencing on the date of the Initial Closing. Optionor represents that the Utah State Institutional Trust Lands (SITLA) bituminous sand mineral leases ML 53832, ML 53831 and 53805 each have total royalty burdens of no greater than 8% of 100%. Optionor grants to Optionee the right of first refusal to participate in any additional leasehold development along the Asphalt Ridge play on terms offered to third parties. At the option of LEC, and subject to applicable law, and the rules and requirements of any exchange on which LEC’s common stock then trades (the “Exchange”), including to the extent required, stockholder approval for such issuance, LEC shall have the option to pay the Expansion Option Value in shares of its restricted common stock (the “Expansion Option Shares”). The Expansion Option Shares will be valued based on the average of the closing sales prices of LEC’s common stock over the 30 day period ending on the last trading day before the date the Expansion Option is exercised, rounded up to the nearest whole share. HSO agrees to provide LEC such information, confirmations, and representations which LEC and its counsel determine are reasonably necessary to confirm that an exemption from registration exists for the issuance of the Expansion Option Shares. No Expansion Option Shares shall be issued until or unless such issuance is in accordance with applicable law and the rules and regulations of the Exchange. The Expansion Option Shares shall be issued promptly after all required approvals and consents for such issuance, including, but not limited to such consents and approvals required by the rules of the Exchange, are obtained.

h. Total Royalty Burden. Optionor represents that the Utah State Institutional Trust Lands (SITLA) bituminous sand mineral leases ML 53832, ML 53831 and 53805 each have total royalty burdens of no greater than 8% of 100%.

2. Due Diligence and Documentation. The Initial Closing shall be contingent upon the following:

a. Optionor will provide to Optionee the statements of revenues and direct operating expenses for the prior 2 years for the asset (12/31/21) and (12/31/22) and the unaudited stub period for 2023 (or 2023 audit, depending on the closing date), through the date of Closing.

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b. Satisfactory due diligence review by Optionee of Optionor, the Leases, the Property and other information. Optionor shall provide all documentation reasonably requested by Optionee, its advisors, its auditors, and the U.S. Securities and Exchange Commission.

c. The Parties shall begin to negotiate a mutually-acceptable joint operations agreement (“JOA”) or other development and operations agreement(s) as agreed by the Parties.

d. Optionor shall provide to Optionee an updated independent reserves report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) including PUDs and an estimate of gross valuation and discounted net present values, and indicating best estimate original oil-in-place (OOIP) volumes and gross (100%) contingent oil resources, as of a date no earlier than August 31, 2023, for discoveries located in Northwest Asphalt Ridge, Uinta Basin, Utah, and Optionor shall obtain NSAI’s written consent to include such report in Optionee’s public filings with the U.S. Securities and Exchange Commission. Upon delivery of the updated reserve report in satisfaction of this Section 2(d), the report shall be attached hereto as Exhibit C.

e. Optionor and Optionee shall enter into a Restricted Stock Agreement.

3. Representations of Optionor. The Optionor makes the following representations to Optionee, which shall be deemed automatically reconfirmed on the date the Option Shares and/or Expansion Option Shares are issued:

(a) Optionor is or will be acquiring the Option Shares and Expansion Option Shares (collectively, the “Shares”) for its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in a manner which would require registration under the Securities Act or any state securities laws. Optionor can bear the economic risk of investment in the Shares, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Shares and is an “accredited investor” as defined in Regulation D under the Securities Act. Optionor recognizes that the Shares have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Shares is registered under the Securities Act or unless an exemption from registration is available. Optionor has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Shares for its particular tax and financial situation and its respective advisers, if such advisors were deemed necessary, have determined that the Shares are a suitable investment for it. Optionor has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Optionor’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Optionor has had an opportunity to ask questions of and receive satisfactory answers from Optionee, or persons acting on behalf of the Optionee, concerning the terms and conditions of the Shares and Optionee, and all such questions have been answered to the full satisfaction of Optionor. Neither Optionee, nor any other party, has supplied Optionor any information regarding the Shares or an investment in the Shares other than as contained in this Agreement, and Optionor is relying on its own investigation and evaluation of the Company and the Shares and not on any other information.

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(b) Optionor understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

4. Notices. Any notice, request, demand or consent required or permitted to be given hereunder shall be in writing and delivered in person, by prepaid overnight-delivery service or by email, addressed to the Party for whom intended at the following addresses:

Optionee:	Optionor:
Denver, CO 80218	Heavy Sweet Oil LLC
383 Corona St. #635	Lafayette Energy Corp.
Attn: Michael L. Peterson	1090 Center Dr
Email: Michael@lafayetteenergycorp.com	Park City, UT 84098
Attn: Steven Byle
Email: steven.byle@heavysweetoil.com or

at such other address as any of the above shall specify by notice to others.

Receipt of a writing delivered in person or by pre-paid overnight delivery service shall be deemed received at the time such writing is actually received at the proper address. Receipt of a writing delivered by email shall be deemed received when the intended recipient acknowledges receipt via email.

5. Successors and Assigns. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Any such assignment in violation of this Agreement shall be void ab initio. Subject to the foregoing, this Agreement shall extend to and be binding on Optionor and its heirs, successors and/or assigns.

6. Governing Law. This Agreement shall be governed and construed in accordance with and pursuant to the laws of the State of Utah and without regard to choice of law principles; provided, however, that no law, theory or public policy shall be given effect which would undermine, diminish, or reduce the effectiveness of the waiver of damages provided in the next section herein below, it being the express intent, understanding, and agreement of the Parties that such waiver is to be given the fullest effect, notwithstanding the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of a Party. For any dispute that may arise with respect to this Agreement, including its effectiveness or validity, or under this Agreement, including any claim of breach of this Agreement, the Parties hereby irrevocably submit to the jurisdiction of any state or federal court located in Salt Lake County, Utah. EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

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7. Each Party Responsible for its Own Costs. Each of the parties shall bear all costs and expenses (including the fees and disbursements of legal counsel, brokers, financial and tax advisers, consultants and accountants) incurred in connection with this Agreement. NEITHER PARTY SHALL BE LIABLE IN AN ACTION INITIATED BY ONE AGAINST THE OTHER FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS INTERRUPTIONS, HOWEVER SAME MAY BE CAUSED.

8. Entire Agreement. This Agreement, together with the exhibits which incorporated herein and made a part of this Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written. This Agreement may only be amended, supplemented or otherwise modified by written agreement between the Parties.

9. Preparation of Agreement. Each Party participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement or any part thereof.

10. Own Reliance. Neither of the parties has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

11. Separate Signatures. This Agreement may be signed separately by the Parties and accepted together as if all of the signatures were on the same copy. Each Party warrants to the other Party that its signor of this Agreement has the authority to bind their respective corporate entities to the same. Any .pdf or other electronic transmission of signatures to this Agreement shall, for all purposes, be deemed originals.

12. Publicity. All press releases, public announcements, or other publication (each a “Publication”) of any nature whatsoever made by a Party relating to the existence of this Agreement, the content hereof or the transactions contemplated hereby, and the method of release for publication thereof, shall be subject to the prior written consent of the other Party which shall not be unreasonable withheld or delayed; provided, however, the Party wishing to make the Publication shall indemnify, defend, and hold the non-publishing Party harmless from and claims, demands, causes of action, damages and losses (including reasonable attorney’s fees and costs of defense) brought by any third party resulting from such Publication. Notwithstanding the foregoing, a Party may make such disclosures relating to the existence of this Agreement, the content hereof or the transactions contemplated hereby in regulatory or other filings as required by applicable law or regulation, as recommended or advised by legal counsel and/or auditors, and/or as requested or required by regulatory agencies, including, but not limited to, disclosure by the Optionee of the same in its filings with the U.S. Securities and Exchange Commission.

13. No Waivers. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the party to be bound thereby.

14. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect, without amendment.

[Signature Page Follows]

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This Leasehold Acquisition and Development Option Agreement is executed by the Parties this   14th day of November, 2023, but shall be deemed effective for all purposes as of the Effective Date stated above.

OPTIONOR:		OPTIONEE:

Name:	Heavy Sweet Oil LLC	Name:	Lafayette Energy Corp.

By:	/s/ Steven Byle	By:	/s/ Michael L. Peterson
Name:	Steven Byle	Name:	Michael L. Peterson
Title:	CEO and Managing Member	Title:	CEO
Address:	1090 Center Dr, Studio 31 Park City, UT 84098	Address:	383 Corona St. #635 Denver, CO 80218

Email:	steven.byle@heavysweetoil.com	Email:	michael@lafayetteenergycorp.com

Exhibit “A”: Leases and Property
Exhibit “B”: Development Plan
Exhibit “C”: Reserve Report

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